Pricing Supplement Dated August 27, 2007	Rule 424 (b) (3)

(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	6.00%

Effective Dates:	8-27-2007	through	9-03-2007